Exhibit 10.10


                      HARDING LAWSON ASSOCIATES GROUP, INC.

                  NON-EMPLOYEE DIRECTOR COMPENSATION STOCK PLAN

Section 1.        Purpose

         This Non-employee Director Compensation Stock Plan (the "Plan") is intended to encourage stock ownership by Non-employee Directors of Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company") so that they may increase their proprietary interest in the success of the Company. The Non-employee Directors may be issued shares of the common stock of the Company ("Shares") in lieu of cash compensation as part of their annual compensation and they may choose, at their discretion, to receive all, or any portion of the balance of their Director's Compensation in the form of Shares. In this way, the Company will be assisted in its efforts to attract and retain highly qualified independent directors and to further align the directors' interest with that of the Company's stockholders.

Section 2.        Administration

         The Plan shall be administered by the Company through the Salary Deferral Committee (the "Committee") which is appointed by the Board of Directors, or such other committee as may be specified by the Company and whose membership shall be appointed or ratified by the Board of Directors.

Section 3.        Participation in the Plan

          (a) Participation in the Plan shall be limited to Non-employee Directors of the Company.

          (b) No member of the Board of Directors who is also an officer or employee of the Company shall be eligible to participate in the Plan.

Section 4.        Common Stock Subject to the Plan

         (a) The maximum number of Shares that may be issued pursuant to the Plan shall be Two Hundred Thousand (200,000). Such Shares shall be reserved for this purpose. The limitation on the number of Shares which may be issued under the Plan shall be subject to adjustment as provided in Section 4(b), below. The Shares to be issued pursuant to the Plan may be unissued shares or treasury shares. Notwithstanding anything to the contrary contained herein, no more than Twenty-five Thousand (25,000) Shares may be issued pursuant to the Plan unless and until the Plan has been approved by the affirmative vote of the holders of a majority of the shares of the common stock of the Company present in person or by proxy and entitled to vote at a duly held meeting of shareholders.

         (b) In the event of any merger, consolidation, reorganization, stock dividend, stock split, or other change in corporate structure or capitalization affecting the Company, the Board of Directors shall make such adjustments as shall be just and equitable in the number and kind of Shares to be issued under the Plan (including the aggregate number of Shares which may be issued under the Plan).

Section 5.        Elections; Delivery of Shares

         (a) Each Non-employee Director may elect, in such person's sole discretion, to receive in the form of Shares rather than in cash all or any portion of any compensation that would otherwise be payable in cash to such person for services as a director of the Company. To make such an election with respect to any calendar year, a Non-employee Director shall provide written notice of election to the Company in the month of December of the preceding year. Such notice shall designate the amount of compensation which the Non-employee Director elects to receive in Shares ("Designated Compensation").

         (b) Any Shares issuable with respect to Designated Compensation shall be issued to the Non-employee Director during the first month of the calendar quarter in which the Payment Date, as defined below, occurs, or at such other time as the Board of Directors may specify and approve. Notwithstanding the preceding sentence, Non-employee Directors may elect to defer their receipt of Shares pursuant to the terms of the Company's Non-qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), and, in the event of such an election, the Shares will be issued in accordance with the terms of the Deferred Compensation Plan. "Payment Date" with respect to any Designated Compensation means the day on which the Designated Compensation would have been paid assuming that the recipient had not elected either to receive the compensation in Shares or to defer receipt of the compensation pursuant to the Deferred Compensation Plan.

         (c) The number of Shares to be issued with respect to any Designated Compensation shall be calculated by dividing the amount of the Designated
Compensation by the Fair Market Value of a Share. The Fair Market Value of a Share shall be deemed to equal the closing price of the Shares on the business day preceding the day the Shares are issued, as reported by the Nasdaq Stock Market. If no trades took place on the business day preceding the day the Shares are issued, the Fair Market Value of a Share shall be deemed to equal the closing price on the latest preceding day that the Shares traded.

Section 6.        Securities Law Considerations

         Neither the Plan nor the Company shall be obligated to issue any Shares pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules and regulations, by any regulatory agencies, or by any stock exchange upon which the common stock may be listed, have been fully met. As a condition precedent to any issuance of Shares and delivery of certificates or proof of electronic transmission evidencing such shares pursuant to the Plan, the Committee may require Non-employee Directors to take any such action and to make any such representation as the Committee or the Board of Directors in its discretion deems necessary or advisable to insure compliance with such requirements. Non-employee Directors are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer by them of any Shares issued pursuant to the Plan or any interest therein.

Section 7.        Amendment

         The Board of Directors may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall change the number of Shares subject to the Plan (except as provided in Section 4(b)), change the designation of the class of persons eligible to receive Shares, or materially increase the benefits accruing to participants under the Plan.


Section 8.        Withholding Taxes

         All taxes, if any, required to be withheld and payable with respect to the issuance of Shares will be deducted from the Non-employee Director's compensation. If at any time such amounts are not adequate to cover taxes required to be withheld, the participant shall make adequate and timely arrangement with the Company for the payment of the excess as a condition of such award.


Section 9.        Effectiveness of the Plan

         The Plan shall become effective on the date the Board of Directors of the Company approve the Plan. The Plan will terminate ten (10) years after the effective date unless sooner terminated by the Board.


Date Plan approved by Board:  April 27, 1997